ARCHER INVESTMENT SERIES TRUST

AMENDMENT AND RESTATEMENT

NO. 5

TO

AGREEMENT AND DECLARATION OF TRUST

DATED: May 26, 2020

The undersigned being a majority of the Trustees of the Archer Investment Series Trust, an Ohio business trust (the “Trust”), acting pursuant to Sections 7.3 of the Agreement and Declaration of Trust dated September 30, 2009, as amended, (the “Trust”), hereby amends Article I, Section 1.1 of the Agreement and Declaration of Trust in its entirety to read as follows:

Section 1.1. Name and Principal Office. This Trust shall be known as "ARCHER SERIES TRUST" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine. The principal office of the Trust shall be located at 11711 North College Avenue #200, Carmel, IN 46032 or any other place as determined from time to time by the Trustees and reported to the Secretary of the State of Ohio.

The above paragraph shall supersede and take the place of the existing Article I, Section 1.1 of the Agreement and Declaration of Trust.

This document shall have the status of an Amendment to said Article I, Section 1.1 of the Agreement and Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 26th day of May, 2020.

/s/ Troy C. Patton

Trustee

Date: May 26, 2020

Troy C. Patton

/s/ David Miller

Trustee

Date: May 25, 2020

David Miller

/s/ Donald Orzeske

Trustee

Date: May 25, 2020

Donald Orzeske